Exhibit 10.21

*
Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. An asterisk within brackets denotes omissions.

Local Order Provisioning
20070105.006.S.011
Between
Startek, Inc.
And
AT&T Services, Inc.
Proprietary Information
The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

Agreement No. 20070105.006.S.C
Order No. 20070105.007.S.011

General Agreement Order No. 20070105.006.S.011
This Order, effective on the date when signed by the last Party (“Effective Date”) is by and between Startek, Inc., a Delaware corporation (“Supplier”) and AT&T Services, Inc., a Delaware corporation (“AT&T”), each of which may be referred to in the singular as “Party” or in the plural as “Parties,” and shall be governed pursuant to the terms and conditions of Agreement Number 20070105.006.C. Any terms and conditions in this Order that modify or change the terms and conditions of Agreement Number 20070105.006.C shall apply to this Order only.
1.	Description of Material and/or Services:

Supplier shall provide Local Ordering services and Local Ordering Support Services to AT&T as determined by AT&T (“Program”), pursuant to Attachment A entitled “STATEMENT OF WORK”, dated April 1, 2008 (“Work”) attached hereto and hereby made a part of this Order.

2.	Duration of Order:

This Order will continue in effect for a term expiring on March 31, 2010, unless it is Cancelled or Terminated before that date. The Parties may extend the term of this Order beyond that date by mutual written agreement. The terms and conditions of this Order cover all Services started prior to the execution of this Order, from April 1, 2008 up until execution of this Order.

3.	Location:

Supplier shall perform the Work at the following locations: Greeley CO and Grand Junction, CO

4.	Pricing:

The following Pricing schedule shows the amounts to be paid to Supplier for the various Work to be performed under this Order.

Full Time Equivalent (“FTE”) Order Specialists (“OS”) Monthly, the AT&T and Supplier will mutually determine and agree in writing to the FTE headcount quantity of Order Specialists based on [*], pursuant to “Section C — Volume and Forecasting Process of Attachment A” to be invoiced according to the rates below. Invoices shall be submitted monthly based on [*] and shall exclude any non-production activity, including but not limited to the following: lunchtime, break time, holidays, vacations and sick-time.

Billable [*] Rates:
The following rates shall apply to billable Order Specialist FTEs:
Rates are based on [*]
Proprietary Information
The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

Agreement No. 20070105.006.S.C
Order No. 20070105.007.S.011

Description	1 – 75 FTEs		75 + FTEs

Order Specialist FTE [*] Rate*	$	[*]	$	[*]

[*] Training – pursuant to Section D Training	$	[*]	$	[*]

*
Any FTEs supporting similar type programs, whether added specifically to this Order or issued under a separate order will be added to this Orders existing FTE headcount and the cumulative volume of FTEs will be used to determine applicable volume tiered pricing for this Order. For Example: AT&T enters into a separate order with Startek to provide 40 FTEs to support another similar type program. The existing 38 FTEs under this Order will then be compensated at the next volume tiered price of $[*] since the total combined FTE head count, i.e.78, is at the next volume tier rate threshold.

Supplier agrees that the rates provided above are all inclusive of the costs for the Program, which include, but are not limited to the following items, and no other charges shall be billed to AT&T.

1.	Training [*]

2.	Dedicated Area Managers

3.	Dedicated AT&T Global Business Services (“GBS”) Reports Analyst

4.	Dedicated AT&T GBS Process Managers

5.	Dedicated AT&T GBS Escalation Managers

6.	Travel and Living

7.	Pagers

8.	Programming (e.g. scripting, legacy programming and all programming production support and maintenance functions)

9.	Program / Account management functions and personnel

10.	Development and issuance of reports

11.	Recruiting of Order Specialist

12.	Processing Downtime Forms

13.	System Access and Requirements

14.	Systems — Managing and maintaining equipment and access

15.	Postage

[*]

17.	Copies
Proprietary Information
The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

Agreement No. 20070105.006.S.C
Order No. 20070105.007.S.011

Holiday [*]:
AT&T agrees to compensate Supplier [*] for work performed by Order Specialist headcount during the Holidays shown in Section I Holidays that were previously approved by AT&T in writing.

Where the parties are to mutually agree on the headcount quantity, [*] or the course of conduct or activity under this Order, or any other provisions of this Order where the parties may need to mutually agree, in the event the parties cannot mutually agree within ten (10) business days, Supplier agrees to carry out the expressed requests of AT&T provided such requests are not unreasonable. In addition, the parties agree to also promptly escalate to the next level of management for resolution.

5.	Invoices/Billing Information:

If Supplier is enabled to transact business with AT&T using the internet-based Ariba Supplier Network (“ASN”), Supplier agrees to submit invoices in electronic form to AT&T’s Accounts Payable organization through the ASN. If Supplier is not so enabled, it agrees to submit invoices to AT&T Accounts Payable, PO Box 66960, St. Louis, MO 63166-6960. Invoices against this Order shall reflect billing number [TBD] exactly as shown for Voice Ordering Services; and Invoices for Corporate ITS shall be submitted directly to AT&T’s Corporate ITS Program Representative shown herein. Supplier shall ensure that AT&T’s Program Representatives actually receives such invoices no later than the tenth (10th) of each month for the prior month’s service in the format requested by AT&T. In addition, Supplier shall provide AT&T, by no later than the 25th of each month, with an estimate of current month’s billing including the amount being accrued and details as to how the amount is being calculated. Such estimate shall be provided via email to AT&T’s delegate [*].

Invoice charges (including [*]) shall be in accordance with the rates shown in Section 4 Pricing of this Order.
[*]	Supplier shall provide a document with each invoice which details the following:

•	Headcount [*] by name, hire date, and months on Program as defined in the Statement of Work.
Training — Supplier shall provide the following back-up documentation, as requested by AT&T, supporting all training expenses previously approved by AT&T in writing and billed to AT&T. This documentation shall specify the following information for each training class included in the billed training expense:
•	Name or other designation of the training class

•
Program Request Form (PRF) to which the training is billed. If training is cross-promotional (directed by AT&T in writing, and for the benefit of multiple AT&T programs), Supplier will provide a copy of the PRF from AT&T directing the allocation of the resulting expense across the affected programs, as well as a list of the programs across which the expense is to be allocated. The cross-promotional training expense will be allocated, as directed by AT&T, by Supplier across the affected programs (PRF’s)

Proprietary Information
The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

Agreement No. 20070105.006.S.C
Order No. 20070105.007.S.011

•	Name of the contact at AT&T who directed Supplier to conduct the training

•	Length, in hours per agent, of the training material covered in the class

•	Start-date of the training class

•	End-date of the training class

•	Number of agents beginning the class

•	Number of agents completing the class

•	Other supporting information as requested by AT&T
The aforementioned information shall be presented in a consistent format satisfactory to AT&T for each invoice. Supplier will attach this information, along with other required back-up data, to the back of a copy of the corresponding invoice.
6.	Maximum Expenditure:

The maximum expenditure under this Order shall not exceed [*] over the life of this Order. Subject to this maximum, the total amount payable by AT&T for the Work shall be determined by applying the stated rate of applicable compensation set forth in this Order. AT&T shall not be required to pay for Work in excess of this maximum unless Supplier has first secured an amendment to this Order authorizing the increased expenditure.

7.	Program Manager/Point of Contact:

AT&T’s Program Representative is:
[*]
8.	AT&T Contract Manager:
[*]
9.	Supplier Point of Contact:
[*]
Proprietary Information
The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

Agreement No. 20070105.006.S.C
Order No. 20070105.007.S.011

10.	Orderly Transition:
For the purposes of this Order, “Section 3.27 Orderly Transition” of Agreement No. 20070105.006.C is hereby deleted in its entirety and replaced with the following:
ORDERLY TRANSITION
In the event of expiration, Cancellation or Termination of this Order, in whole or in part, wherein all or some portion of the Work will be performed by AT&T itself or elsewhere, Supplier agrees to provide its full cooperation in the orderly transition of the Work to AT&T or elsewhere, including, but not necessarily limited to packing and preparing for shipment any materials or other inventory to be transferred, provision of reports, files and similar media necessary for continuation of the Work transferred, continuation of Work at reducing levels if necessary during a transition period and at reduced levels if Work is transferred in part. Prices for additional Work such as packing and preparation for shipment, and revision of prices resulting from revised volumes, if necessary, shall be proposed by Supplier and shall be mutually agreed upon by the parties Supplier shall also, at its sole cost and expense, cooperate with AT&T in returning any and all orders, associated documentation and other related information and material to AT&T or elsewhere, in an orderly fashion to minimize negative customer impacts and ensure an orderly migration and transfer of work.
11.	Dispute Resolution — Mediation
a.
The Parties will attempt in good faith to promptly resolve any controversy or claim arising out of or relating to this Order through negotiations between authorized representatives of the Parties, before resorting to other remedies available to them.

b.
If a controversy or claim should arise which is not settled as specified in Subsection a., representatives of each Party who are authorized to resolve the controversy or claim will meet at a location designated by AT&T, at least once, and will attempt to, and are empowered to resolve the matter. Either representative may request this meeting within fourteen (14) days of such request (the “first meeting”).

c.
Unless the Parties otherwise agree, if the matter has not been resolved within twenty-one (21) days of the first meeting, the representatives shall refer the matter to more senior representatives, who shall have full authority to settle the dispute. Such senior representatives will meet for negotiations within fourteen (14) days of the end of the twenty-one (21) day period referred to above, at a site designated by AT&T. Three (3) business days prior to this scheduled meeting, the Parties shall exchange memoranda stating the issue(s) in dispute and their positions, summarizing the negotiations which have taken place, and attaching relevant documents.

d.	If more than one (1) meeting is held between the senior representatives, the meeting shall be held in rotation at the offices of Supplier and AT&T.

e.
If the matter has not been resolved within thirty (30) days of the first meeting of the senior representatives (which period may be extended by mutual agreement), the Parties will attempt in good faith to resolve the controversy or claim in accordance with the American Arbitration Association’s then current Commercial Mediation Rules.

Proprietary Information
The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

Agreement No. 20070105.006.S.C
Order No. 20070105.007.S.011

12.	Name of Affiliate Ordering Services:
AT&T Operations, Inc.
IN WITNESS WHEREOF, the Parties have caused this Order to be executed, which may be in duplicate counterparts, each of which will be deemed to be an original instrument, as of the date the last Party signs.

STARTEK, INC.		AT&T Services, Inc.

By:	/s/ Patrick M. Hayes	By:	/s/ Keith Connolly
Printed Name: Patrick M. Hayes		Printed Name: Keith Connolly
Title: COO		Title: Vice President, Global Strategic Sourcing
Date: 5 June 08		Date: 5/23/08

On behalf of AT&T Operations, Inc.
Proprietary Information
The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.